Exhibit 99.(h)(4)

AMENDMENT TO TRANSFER AGENCY AGREEMENT

This AMENDMENT (the “Amendment”) is made as of December 1, 2016 (to become effective on the Effective Date defined below) between CAVANAL HILL FUNDS, a Massachusetts business trust (the “Trust”) and FIS Investor Services, LLC, a Delaware limited liability company and formerly known as SunGard Investor Services, LLC (“FIS”), and is made to the Amended and Restated Transfer Agency Agreement, dated March 31, 2015, between the Trust and FIS (as successor and assign to Citi Fund Services Ohio, Inc.) (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. For the avoidance of any doubt, references in the Agreement to “Citi” shall be deemed references to FIS.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of 11 separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

WHEREAS, FIS performs transfer agency services for the Trust and each investment portfolio of the Trust pursuant to the Agreement;

WHEREAS, FIS and the Trust wish to enter into this Amendment to the Agreement in order to ensure that the Agreement reflects the proper names of the various Funds and Classes;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and FIS hereby agree as follows:

1.             Effective Date.

The effective date of this Amendment (the “Effective Date”) shall be December 30, 2016.

2.             Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.             Representations and Warranties.

(a)            The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)            FIS represents that it has full power and authority to enter into and perform this Amendment.

4.             Miscellaneous.

(a)            This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)            Each reference to the Agreement in this Amendment and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)            Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)            This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

*            *            *            *            *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Transfer Agency Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger
Name:	James L. Huntzinger
Title:	President

FIS INVESTOR SERVICES, LLC

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	Managing Director

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

CAVANAL HILL FUNDS

AND

FIS INVESTOR SERVICES, LLC

FUNDS

Multi Cap Equity Income Fund Investor Institutional A C	U.S. Treasury Fund Administrative Service Institutional Select[1] Premier[1]
Active Core Fund Investor Institutional A C	Government Securities Money Market Fund Administrative Institutional Select[1] Premier
Limited Duration Fund Investor Institutional A	Mid Cap Core Equity Fund Investor Institutional A C
Moderate Duration Fund Investor Institutional A	Intermediate Tax-Free Bond Fund Investor Institutional A
Bond Fund Investor Institutional A	Opportunistic Fund Investor Institutional A C
World Energy Fund Investor Institutional A C

1As of the Effective Date, these Classes have not commenced operations. Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement